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                                                                    EXHIBIT 99.1

                                                     CONTACT:     David Matheson
                                                                  (914) 640-5204

FOR IMMEDIATE RELEASE


                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                ANNOUNCES THE CLOSING OF NEW $1.3 BILLION SENIOR
                                 CREDIT FACILITY

         WHITE PLAINS, NY - OCTOBER 10, 2002 -- Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that it has closed its new, five year $1.3 billion senior credit facility. The facility is comprised of a $1.0 billion revolving loan and a $300 million term loan, each maturing in 2006 with a one year extension option with an initial interest rate of LIBOR plus 1.625%. The proceeds of the new facility were used to repay all amounts owed under Starwood's existing senior credit facility, which was due to mature February 23, 2003. The Co-Lead Managers for the new facility are Deutsche Bank and JPMorgan Chase, and the Co-Documentation Agents are Bank of America, Fleet National Bank and Societe Generale. With the successful completion of this facility, Starwood has refinanced over $2.8 billion of debt in 2002 and has nearly $600 million of capacity under its domestic and international revolving lines of credit.

         Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 750 properties in more than 80 countries and 110,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including:
St. Regis, The Luxury Collection, Sheraton, Westin, Four Points by Sheraton, W brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com